DORAL ENERGY ANNOUNCES FORWARD STOCK SPLIT

Midland, Texas – August 18, 2009 – Doral Energy Corp. (OTC BB: DEGY) (“Doral” or “the Company”), announced today the Board of Directors have approved a five for one forward stock split.

This split, scheduled to become effective on September 14, 2009, will increase the total number of shares outstanding from 17,674,010 to 88,370,050 shares, and the total number of shares authorized from 400 million to 2 billion shares. The Board of Directors felt that increasing the number of shares outstanding along with the trading float would increase liquidity for all shareholders.

Management Comments

Mr. Everett Willard (“Will”) Gray II, CEO of Doral Energy said; “I am pleased the Board of Directors approved this forward stock split. Increasing market liquidity will be beneficial for all of our shareholders. Although at first glance this may seem to be a larger forward split than necessary, we felt it was better to do this once and eliminate the possibility of needing to do something like this in the future.”

About Doral Energy Corp.

Doral Energy Corp. (OTCBB: DEGY) is an oil and gas exploitation and production company headquartered in Midland, Texas. Doral Energy Corp.'s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves by infill drilling. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is a geographic region of particular interest for the Company's future acquisition activity. Doral's first producing assets, the Hanson Properties in Eddy County, New Mexico, located in the northwestern Permian Basin of New Mexico, are currently producing 155 BOEPD and have an estimated 4.48 million BOE of total proved reserves based on 3rd party engineering evaluations.

Shareholders and investors are encouraged to visit Doral Energy's website at www.DoralEnergy.com for more information.

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. In particular, there is no assurance that Doral will be able to re-finance its current credit facility or acquire any future properties.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. In addition, although the scheduled effective date of the stock split is September 14, 2009, the Board of Directors reserves the right to delay the effective date or terminate the stock split at its descretion. Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Contacts:
Doral Energy Corp.
Brad Holmes
Investor Relations
(713)654-4009
b_holmes@att.net
Website: www.DoralEnergy.com